                                                                      Exhibit 99

                              [HONEYWELL LETTERHEAD]


NEWS RELEASE


Contact:
Media                                             Investors
Victoria Streitfeld                               Dan Gallagher
973-455-5281                                      973-455-2222
victoria.streitfeld@honeywell.com                 dan.gallagher@honeywell.com



HONEYWELL'S 2003 EARNINGS $1.3 BILLION; CASH FROM OPERATIONS $2.2 BILLION; FOURTH-QUARTER REVENUE UP 5.7%
o Full-year earnings per share of $1.54
o 2003 revenues of $23.1 billion
o Full-year free cash flow of $1.5 billion, including $670 million pension contribution
o Fourth-quarter revenues increase in all four operating segments

         MORRIS TOWNSHIP, NJ, January 29, 2004 -- Honeywell (NYSE: HON) today announced full-year earnings per share of $1.54, in line with prior earnings guidance. The results are $1.81 above the same period last year, due to 2002 net charges of $2.27 partially offset by higher 2003 pension expense. Revenues of $23.1 billion were up 3.7% from the previous year, driven primarily by favorable foreign currency translation. Full-year cash flow from operations reached $2.2 billion, including a contribution of $670 million to the company's pension fund, and full-year free cash flow (cash flow from operations less capital expenditures) reached $1.5 billion.

         "2003 was a year of significant progress," said Honeywell Chairman and Chief Executive Dave Cote. "Revenue grew nearly 4% despite difficult market conditions and we reported earnings of $1.3 billion, in line with our previous guidance. Free cash flow of $1.5 billion was very strong and included $670 million of contributions to the pension plan, which significantly mitigates future funding requirements. The balance sheet strengthened, and we finished the year with $3 billion of cash on hand. We continued our focus on productivity and also made improvements in cycle time, quality and delivery. We improved our acquisition process and continued to make progress on the portfolio. Most importantly, we made progress on our growth initiatives with significant investments in new products and services that will benefit us in 2004 and beyond."

         Fourth-quarter earnings per share were 47 cents, in line with prior earnings guidance. The results are $2.25 above the same period last year, due to 2002 net charges of $2.28 partially offset by higher 2003 pension expense. Fourth quarter results include an after-tax increase of $129 million in reserves for environmental and litigation matters, substantially offset by a one-time tax

                                     -MORE-

2-2003 results

benefit of $108 million associated with the termination of plans to sell the company's Friction Materials business. Revenues of $6.2 billion were up 5.7% from the previous year, driven primarily by favorable foreign currency translation and organic growth in the Transportation and Specialty Materials segments. Cash flow from operations was $503 million, including a contribution of $500 million in the quarter to the company's pension fund, and free cash flow reached $255 million.

         "We see positive momentum in each of our four business segments as we begin 2004," Mr. Cote said. "In the fourth quarter, we saw double-digit growth in Turbochargers and core businesses in Specialty Materials. In our Commercial Aerospace business we saw signs of recovery as global flying hours showed the greatest year-over-year quarterly improvement since 2001. The downturn in Commercial Construction has slowed and our Fire and Security businesses continue to perform well. We are also encouraged by early indications of economic recovery and are expecting year-over-year growth in revenues and margins in each business segment."

                                    * * * * *

Fourth-Quarter Segment Highlights

Aerospace

o Revenues were up 0.1%, compared with the fourth quarter of 2002, as a result of higher sales in Defense and Space offset by weakness in Commercial Aerospace.
o Segment margins reached 15.9%, compared with 14.3% a year ago, due to higher productivity net of inflation and other expenses.
o The Primus Epic'r' cockpit was certified for Dassault's Falcon 900EX EASy business jet.
o The HTF7000 engine entered service on Bombardier's Super-Midsize Challenger 300 Business Jet.
o Engines, Systems & Services won a $400 million contract to supply its RE220 APU to Sukoi Civil Aircraft for use on its RRJ regional aircraft.

Automation and Control Solutions

o Revenues were up 8.0%, compared with the fourth quarter of 2002, as a result of acquisitions and favorable foreign currency translation.
o Segment margins were 12.3%, compared with 12.0% in the fourth quarter of 2002, with productivity gains offsetting increased investment.
o Honeywell's "Instant Alert'TM' for Schools," a new automated emergency notification and communication system for parents and guardians, was introduced.
o The company continues to grow its position in Commercial Security and Home Networking by acquiring Silent Witness and the assets of FutureSmart Systems.
o Asset Locator'TM', the company's new real-time tracking and monitoring service, was used for the first time for school bus tracking; and has continued to be installed as a hospital infant security system.
o Process Solutions' orders increased 24% over the same period last year driven by Experion PKS'TM' wins.


                                     -MORE-

3-2003 results

Specialty Materials

o Revenues were up 1.5%, compared with the fourth quarter of 2002, with 8.2% organic growth partially offset by the disposition of non-core assets.
o Segment margins were 4.7%, compared with 1.7% in 2002, with higher volume, price increases and synergies from the nylon transaction offsetting higher raw material costs.
o The Spectra'r' business saw strong demand from the U.S. military for small arms protective insert plates.
o Increasing demand for HFCs, a key component of many non-ozone depleting refrigerants and foam blowing agents, resulted in a 26% increase in Fluorocarbon revenue, versus the prior year.

Transportation Systems

o Revenues increased 19.8%, compared with the fourth quarter of 2002, driven by unit volume and favorable foreign currency translation.
o Segment margins were 13.2%, compared with 11.5% a year ago, driven by unit volume.
o The Turbocharger business grew 34% primarily due to increased European diesel penetration and higher AVNT sales for commercial vehicles.
o Consumer Products Group introduced FRAM AirHog, a high performance air filter that expanded its leading brand into a new market segment.

         Segment margins exclude pension and OPEB expense. See attached financial statement schedules for a complete definition of segment profit. Honeywell will discuss its results during its investor meeting at 10:30 a.m. EST today. The webcast and related presentation materials will be available at www.honeywell.com/investor.

                                    * * * * *

         Honeywell is a $23 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; automotive products; specialty chemicals; fibers; and electronic and advanced materials. Based in Morris Township, N.J., Honeywell is one of 30 stocks that make up the Dow Jones Industrial Average and is a component of the Standard & Poor's 500 Index. Its shares are traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific Stock Exchanges. For more about Honeywell, visit www.honeywell.com.


This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.


                                      # # #

                          Honeywell International Inc.
                Consolidated Statement of Operations (Unaudited)
                     (In millions except per share amounts)


                                                                              Three Months Ended December 31,
                                                                              -------------------------------
                                                                                  2003            2002
                                                                                -------          -------
Net sales                                                                       $ 6,187          $ 5,855
                                                                                -------          -------
Costs, expenses and other
    Cost of goods sold                                                            4,972 (A)        4,875 (C)
    Selling, general and administrative expenses                                    756 (A)          782 (C)
    Loss on sale of non-strategic businesses                                          2 (B)           83 (D)
    Asbestos related litigation charges, net of insurance                             -            1,548 (C)
    Business impairment charges                                                       -              834 (C)
    Equity in (income) loss of affiliated companies                                 (27)             (25)
    Other (income) expense                                                           35               22 (C)
    Interest and other financial charges                                             82               83
                                                                                -------          -------
                                                                                  5,820            8,202
                                                                                -------          -------
Income (loss) before taxes                                                          367           (2,347)
Tax (benefit)                                                                       (40)            (880)
                                                                                -------          -------
Net income (loss)                                                                $  407          $(1,467)
                                                                                =======          =======
Earnings (loss) per share of common stock - basic                                $ 0.47          $ (1.78)
                                                                                =======          =======
Earnings (loss) per share of common stock - assuming dilution                    $ 0.47          $ (1.78)(E)
                                                                                =======          =======
Weighted average number of shares outstanding-basic                                 864              824
                                                                                =======          =======
Weighted average number of shares outstanding -
    assuming dilution                                                               866              824 (E)
                                                                                =======          =======


(A) Cost of goods sold and selling, general and administrative expenses include provisions (credits) of $217 and ($3) million, respectively, for legacy environmental matters deemed probable and reasonably estimable in the fourth quarter of 2003 and net repositioning and other charges. Total pretax charges were $214 million (after-tax $19 million, or $0.02 per share). The after-tax charge includes a tax benefit associated with the redesignation of our Friction Materials business from held for sale to held and used.

(B) Represents adjustments to sales of non-strategic businesses in the third quarter of 2003 (after-tax loss $2 million, with no effect on earnings per share).

(C) Cost of goods sold, selling, general and administrative expenses and other (income) expense include provisions of $388, $41 and $15 million, respectively, for net repositioning and other charges. Including the asbestos litigation and business impairment charges, total net pretax charges were $2,826 million (after-tax $1,897 million, or $2.30 per share).

(D) Represents the pretax loss on the sale of our Advanced Circuits business (after-tax gain $18 million, or $0.02 per share). The after-tax gain is due to the higher deductible tax basis than book basis in the shares sold.

(E) Dilutive securities issuable in connection with stock plans have been excluded from the calculation of loss per share because their effect would reduce the loss per share.

                          Honeywell International Inc.
                Consolidated Statement of Operations (Unaudited)
                     (In millions except per share amounts)


                                                                                 Twelve Months Ended December 31,
                                                                                 --------------------------------
                                                                                     2003                2002
                                                                                   --------            --------
Net sales                                                                          $ 23,103            $ 22,274
                                                                                   --------            --------
Costs, expenses and other
    Cost of goods sold                                                               18,235 (A)          17,615 (E)
    Selling, general and administrative expenses                                      2,950 (A)           2,757 (E)
    (Gain) loss on sale of non-strategic businesses                                     (38)(B)             124 (F)
    Asbestos related litigation charges, net of insurance                                 -               1,548 (E)
    Business impairment charges                                                           -                 877 (E)
    Equity in (income) loss of affiliated companies                                     (38)(A)             (42)(E)
    Other (income) expense                                                               19 (C)              (4)(E)
    Interest and other financial charges                                                335                 344
                                                                                   --------            --------
                                                                                     21,463              23,219
                                                                                   --------            --------
Income (loss) before taxes and cumulative effect of accounting change                 1,640                (945)
Tax expense (benefit)                                                                   296                (725)
                                                                                   --------            --------
Income (loss) before cumulative effect of accounting change                           1,344                (220)
Cumulative effect of accounting change                                                  (20)(D)               -
                                                                                   --------            --------
Net income (loss)                                                                   $ 1,324            $   (220)
                                                                                   ========            =========
Earnings (loss) per share of common stock - basic:
    Income (loss) before cumulative effect of accounting change                     $  1.56            $  (0.27)
    Cumulative effect of accounting change                                            (0.02)(D)               -
                                                                                   --------            --------
    Net income (loss)                                                               $  1.54            $  (0.27)
                                                                                   ========            =========
Earnings (loss) per share of common stock - assuming dilution:
    Income (loss) before cumulative effect of accounting change                     $  1.56            $  (0.27)(G)
    Cumulative effect of accounting change                                            (0.02)(D)               -
                                                                                   --------            --------
    Net income (loss)                                                               $  1.54            $  (0.27)(G)
                                                                                   ========            =========
Weighted average number of shares outstanding-basic                                     861                 820
                                                                                   ========            =========
Weighted average number of shares outstanding -
    assuming dilution                                                                   862                 820 (G)
                                                                                   ========            =========


(A) Cost of goods sold, selling, general and administrative expenses and equity in (income) loss of affiliated companies include provisions of $272, $4 and $2 million, respectively, for legacy environmental matters deemed probable and reasonably estimable in 2003 and net repositioning and other charges. Total net pretax charges were $278 million (after-tax $41 million, or $0.05 per share). The after-tax charge includes tax benefits from the redesignation of our Friction Materials business from held for sale to held and used and a tax settlement related to a prior year asset impairment.

(B) Represents the net pretax gain on the sale of our Engineering Plastics and several other non-strategic businesses (after-tax $4 million, with no effect on earnings per share). The after-tax gain includes tax benefits associated with prior capital losses.

(C) Includes a gain of $20 million (after-tax $15 million, or $0.02 per share) related to the settlement of a patent infringement lawsuit.

(D) Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No.
      143). SFAS No. 143 requires recognition of the fair value of obligations associated with the retirement of tangible long-lived assets when there is a legal obligation to incur such costs. This adoption resulted in an after-tax cumulative effect adjustment of expense of $20 million, or $0.02 per share.

(E) Cost of goods sold, selling, general and administrative expenses, equity in (income) loss of affiliated companies and other (income) expense include provisions of $561, $45, $13 and $15 million, respectively, for net repositioning and other charges. Including the asbestos litigation and business impairment charges, total net pretax charges were $3,059 million (after-tax $2,059 million, or $2.51 per share).

(F) Represents the net pretax loss on the dispositions of our Bendix Commercial Vehicle Systems, Pharmaceutical Fine Chemicals, Automation and Control's Consumer Products and Advanced Circuits businesses (after-tax gain $195 million, or $0.24 per share). The after-tax gain is due to the higher deductible tax basis than book basis in the shares sold for the Fine Chemicals, Consumer Products and Advanced Circuits businesses.

(G) Dilutive securities issuable in connection with stock plans have been excluded from the calculation of loss per share because their effect would reduce the loss per share.

                          Honeywell International Inc.
                            Segment Data (Unaudited)
                              (Dollars in millions)


                                                                           Periods Ended December 31,
                                                                           --------------------------
Net Sales                                                          Three Months                     Twelve Months
---------                                                          ------------                     -------------
                                                              2003               2002             2003          2002
                                                            -------            -------         -------        -------
Aerospace                                                   $ 2,359            $ 2,356         $ 8,813        $ 8,855

Automation and Control Solutions                              2,035              1,884           7,464          6,978

Specialty Materials                                             792                780           3,169          3,205

Transportation Systems                                        1,000                835           3,650          3,184

Corporate                                                         1                  -               7             52
                                                            -------            -------         -------        -------

     Total                                                  $ 6,187            $ 5,855        $ 23,103       $ 22,274
                                                            =======            =======        =========      ========


                                                                           Periods Ended December 31,
                                                                           --------------------------
Segment Profit                                                      Three Months                   Twelve Months
--------------                                                      ------------                   -------------
                                                              2003               2002            2003          2002
                                                            -------            -------         -------        -------
Aerospace                                                     $ 374              $ 338         $ 1,221       $ 1,308

Automation and Control Solutions                                251                226             843           860

Specialty Materials                                              37                 13             136            90

Transportation Systems                                          132                 96             461           393

Corporate                                                       (43)               (45)           (142)         (154)
                                                            -------            -------         -------        ------

     Total Segment Profit                                       751                628           2,519         2,497
Gain (loss) on sale of non-strategic businesses                  (2)               (83)             38          (124)
Asbestos related litigation charges, net
     of insurance                                                 -             (1,548)              -        (1,548)
Business impairment charges                                       -               (834)              -          (877)
Equity in income of affiliated companies                         27                 25              38            42
Other income (expense)                                          (35)               (22)            (19)            4
Interest and other financial charges                            (82)               (83)           (335)         (344)
Pension and other postretirement benefits (expense)
     income (A)                                                 (78)                (1)           (325)           11
Repositioning, environmental and other charges (A)             (214)              (429)           (276)         (606)
                                                            -------            -------         -------        ------

     Income (loss) before taxes and cumulative effect
         of accounting change                                 $ 367           $ (2,347)        $ 1,640        $ (945)
                                                            =======            =======        =========      =======


(A) Amounts included in cost of goods sold and selling, general and administrative expenses.

Honeywell's Senior Management evaluates segment performance based on segment profit. Segment profit is business unit income (loss) before taxes excluding general corporate unallocated expenses, gains (losses) on sales of non-strategic businesses, equity income (loss), other income (expense), interest and other financial charges, pension and other postretirement benefits (expense) income, and repositioning, environmental, litigation, business impairment and other charges and the cumulative effect of accounting changes. In the fourth quarter of 2003, Honeywell changed the definition of segment profit to exclude pension and other postretirement benefits (expense) income. Pension and other postretirement benefits (expense) income is significantly impacted by external factors such as investment returns, interest rates and other actuarial factors that Honeywell does not consider indicative of the underlying business segment operating performance under the control of business unit management. All periods presented have been restated to reflect this change.

                          Honeywell International Inc.
                     Consolidated Balance Sheet (Unaudited)
                              (Dollars in millions)

                                                                     December 31,               December 31,
                                                                         2003                       2002
                                                                       -------                    -------
ASSETS
Current assets:
    Cash and cash equivalents                                          $ 2,950                    $ 2,021
    Accounts, notes and other receivables                                3,643                      3,264
    Inventories                                                          2,939                      2,953
    Deferred income taxes                                                1,526                      1,301
    Other current assets                                                   465                        661
                                                                       -------                    -------
             Total current assets                                       11,523                     10,200

Investments and long-term receivables                                      569                        624
Property, plant and equipment - net                                      4,295                      4,055
Goodwill                                                                 5,789                      5,698
Other intangible assets - net                                            1,098                      1,074
Insurance recoveries for asbestos related liabilities                    1,317                      1,636
Deferred income taxes                                                      342                        967
Prepaid pension benefit cost                                             3,173                      2,242
Other assets                                                             1,238                      1,069
                                                                       -------                    -------

             Total assets                                              $29,344                    $27,565
                                                                       =======                    =======

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Accounts payable                                                   $ 2,240                    $ 1,912
    Short-term borrowings                                                  152                         60
    Commercial paper                                                         -                        201
    Current maturities of long-term debt                                    47                        109
    Accrued liabilities                                                  4,344                      4,403
                                                                       -------                    -------
             Total current liabilities                                   6,783                      6,685

Long-term debt                                                           4,961                      4,719
Deferred income taxes                                                      316                        186
Postretirement benefit obligations other than pensions                   1,683                      1,684
Asbestos related liabilities                                             2,279                      2,700
Other liabilities                                                        2,593                      2,666
Shareowners' equity                                                     10,729                      8,925
                                                                       -------                    -------

             Total liabilities and shareowners' equity                 $29,344                    $27,565
                                                                       =======                    =======

     Certain prior year amounts, principally related to deferred income taxes and prepaid pension benefit cost, have been reclassified to conform with the current year presentation.

                          Honeywell International Inc.
                Consolidated Statement of Cash Flows (Unaudited)
                              (Dollars in millions)



                                                                            Three Months Ended       Twelve Months Ended
                                                                               December 31,             December 31,
                                                                          --------------------       -------------------
                                                                            2003        2002           2003         2002
                                                                          ------      ------         ------       ------
Cash flows from operating activities:
    Net income (loss)                                                      $ 407     $(1,467)        $1,324       $ (220)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Cumulative effect of accounting change                                 -           -             20            -
        (Gain) loss on sale of non-strategic businesses                        2          83            (38)         124
        Repositioning and other charges                                      214         444            278          634
        Severance and exit cost payments                                     (53)        (94)          (200)        (447)
        Environmental and non-asbestos litigation payments                   (32)        (34)           (91)        (313)
        Business impairment charges                                            -         834              -          877
        Asbestos related litigation charges, net of insurance                  -       1,548              -        1,548
        Asbestos related liability payments                                  (90)        (71)          (557)        (135)
        Insurance receipts for asbestos related liabilities                  187           3            664           76
        Depreciation                                                         158         161            595          671
        Undistributed earnings of equity affiliates                          (27)        (25)           (38)         (55)
        Deferred income taxes                                                (11)       (920)           344         (775)
        Pension and other postretirement benefits expense (income)            78           1            325          (11)
        Pension contributions - U.S. plans                                  (500)        (30)          (670)        (130)
        Other postretirement benefit payments                                (55)        (50)          (203)        (199)
        Other                                                                132          32             50          (74)
        Changes in assets and liabilities, net of the effects of
        acquisitions and divestitures:
           Accounts, notes and other receivables                            (164)         74           (236)         105
           Inventories                                                       101         213            118          333
           Other current assets                                                1          45            (20)          51
           Accounts payable                                                  122          80            240           63
           Accrued liabilities                                                33         (73)           294          257
                                                                          ------      ------         ------       ------
Net cash provided by operating activities                                    503         754          2,199        2,380
                                                                          ------      ------         ------       ------

Cash flows from investing activities:
    Expenditures for property, plant and equipment                          (248)       (227)          (655)        (671)
    Proceeds from disposals of property, plant and equipment                  24          19             37           41
    Decrease in investments                                                    -           -              -           91
    Cash paid for acquisitions                                               (75)       (488)          (199)        (520)
    Proceeds from sales of businesses                                          -           -            137          183
    Decrease (increase) in short-term investments                              -          (1)             -            6
                                                                          ------      ------         ------       ------
Net cash (used for) investing activities                                    (299)       (697)          (680)        (870)
                                                                          ------      ------         ------       ------

Cash flows from financing activities:
    Net increase (decrease) in commercial paper                                -         201           (201)         198
    Net increase (decrease) in short-term borrowings                           -         (25)            81          (96)
    Proceeds from issuance of common stock                                    15           4             54           41
    Proceeds from issuance of long-term debt                                   -           6              -            6
    Payments of long-term debt                                               (66)        (46)          (147)        (428)
    Repurchases of common stock                                              (37)          -            (37)           -
    Cash dividends on common stock                                          (162)       (154)          (645)        (614)
    Other                                                                      -         (39)             -          (39)
                                                                          ------      ------         ------       ------
Net cash (used for) financing activities                                    (250)        (53)          (895)        (932)
                                                                          ------      ------         ------       ------

Effect of foreign exchange rate changes on cash and cash equivalents         126          15            305           50
                                                                          ------      ------         ------       ------

Net increase in cash and cash equivalents                                     80          19            929          628
Cash and cash equivalents at beginning of period                           2,870       2,002          2,021        1,393
                                                                          ------      ------         ------       ------
Cash and cash equivalents at end of period                                $2,950      $2,021         $2,950       $2,021
                                                                          ======      ======         ======       ======

                          Honeywell International Inc.
 Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
                                   (Unaudited)
                              (Dollars in millions)



                                                                        Three Months Ended       Twelve Months Ended
                                                                           December 31,             December 31,
                                                                       -------------------       -------------------
                                                                         2003        2002          2003        2002
                                                                       -------      ------       -------     -------
     Cash provided by operating activities                              $ 503       $ 754        $2,199      $2,380
     Expenditures for property, plant and equipment                      (248)       (227)         (655)       (671)
                                                                       -------      ------       -------     -------
     Free cash flow                                                     $ 255       $ 527        $1,544      $1,709
                                                                       =======      ======       =======     =======

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.